As filed with the Securities and Exchange Commission on June 1, 2007

Registration No.       -

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Bryn Mawr Bank Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	23-243056
(State or other jurisdiction of Identification No.)	(I.R.S. Employer incorporation or organization)

801 Lancaster Avenue

Bryn Mawr, PA 19010-3396

(Address of principal executive offices) (Zip Code)

Bryn Mawr Bank Corporation

2007 Long-Term Incentive Plan

(Full title of Plan)

Robert J. Ricciardi

Secretary

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, PA 19010-3396

(Name and address of agent for service)

(610) 525-1700

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED[1]	PROPOSED MAXIMUM OFFERING PRICE PER UNIT[2]	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock Par value $1.00 [3]	428,996	$22.93	$9,836,878	$302

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock issuable in the event the number of outstanding shares of the Registrant is increased by stock split, reclassification, stock dividend and the like without the need for any post-effective amendment.

(2)

Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(h) under the Securities Act based on the average of the high and low sales prices of the Common Stock of the Registrant reported on the Nasdaq Global Market on May 30, 2007 which date is within 5 business days prior to the date of the filing of this Registration Statement.

(3)	Each share of Common Stock includes a Common Stock purchase right under the Registrant’s Rights Agreement.

PART I

INFORMATION REQUIRED ON THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information

The information specified in Item 1 will be sent or given to participants as specified in Rule 428(b)(1) and is not required to be filed as part of this registration statement on Form S-8 (the “Registration Statement”).

Item 2.	Registrant Information and Employee Plan Annual Information

The information specified in Item 2 will be sent or given to participants as specified in Rule 428(b)(1) and is not required to be filed as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Registrant’s annual report on Form 10-K for the year ended December 31, 2006;

(b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2006 including, without limitation, the Registrant’s quarterly report on Form 10-Q for the calendar quarter ended March 31, 2007.

(c) The description of the Registrant’s common stock contained in a registration statement filed under the Securities Act of 1933, as amended, including any amendment or report filed for the purpose of updating such description.

(d) The description of the Rights Agreement contained in a Registration Statement on Form 8-A filed by the Registrant on November 25, 2003, as amended by Amendment No. 1 on Form 8-A/A filed on June 2, 2004, including any amendment or report filed with the Commission for the purpose of updating this description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment, indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be incorporated by reference in this Registration Statement and are to be part thereof from the date of filing of such documents.

Item 4.	Description of Securities

Not Applicable

Item 5.	Interests of Named Experts and Counsel

Not Applicable

Item 6.	Indemnification of Directors and Officers

The Pennsylvania Business Corporation Law of 1988 (the “1988 BCL”) permits, and Article VIII of the Registrant’s By-Laws provides for, indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (including an action by or in the right of the registrant) whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant or serving at the request of the Registrant in certain other capacities, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The Registrant may indemnify in advance or reimburse expenses incurred by a director or officer in a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking on behalf of the officer or director to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant.

The Registrant maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Registrant for indemnification payments made to its directors and officers for certain liabilities.

Item 7.	Exemption from Registration Claimed

Not Applicable

Item 8.	Exhibits

Exhibit Number	Document Description
4.1	Bryn Mawr Bank Corporation 2007 Long-Term Incentive Plan filed as Exhibit 10.1 to the Registrant’s 2007 Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2007

4.2	Rights Agreement between the Registrant and Mellon Investor Services, LLC dated November 13, 2003 which includes the form of a rights certificate as Exhibit A and a shareholder rights plan summary as Exhibit B filed as Exhibit 4 to the Registrant’s Registration Statement on Form 8-A filed November 25, 2003

5.1	Opinion and Consent of McElroy, Deutsch, Mulvaney & Carpenter, LLP

23.1	Consent of KPMG LLP

23.2	Consent of McElroy, Deutsch, Mulvaney & Carpenter, LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page of the Registration Statement)

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act of 1933, as amended and will be governed by the final adjudication of such issues.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in Bryn Mawr, Pennsylvania, on the 1st day of June, 2007.

BRYN MAWR BANK CORPORATION

Date:	June 1, 2007	By:	/s/ J. Duncan Smith
J. Duncan Smith
(Principal Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Duncan Smith and Robert J. Ricciardi, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution or resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intends and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or this substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Frederick C. Peters II Frederick C. Peters II	President, Chief Executive Officer and Director	May 24, 2007

/s/ J. Duncan Smith J. Duncan Smith	Executive Vice President/Treasurer (Principal Accounting Officer)	June 1, 2007

/s/ Thomas L. Bennett Thomas L. Bennett	Director	May 25, 2007

/s/ Andrea F. Gilbert Andrea F. Gilbert	Director	May 25, 2007

Wendell F. Holland	Director	____________

/s/ Scott M. Jenkins Scott M. Jenkins	Director	May 24, 2007

David E. Lees	Director	____________

/s/ Francis J. Leto Francis J. Leto	Director	May 24, 2007

Britton H. Murdoch	Director	____________

/s/ Frederick C. Peters II Frederick C. Peters II	Director	May 24, 2007

/s/ B. Loyall Taylor, Jr. B. Loyall Taylor, Jr.	Director	May 24, 2007

INDEX TO EXHIBITS

Exhibit No. Statement	Exhibits
Exhibit 4.1	Bryn Mawr Bank Corporation 2007 Long-Term Incentive Plan incorporated by reference to Exhibit 10.1 to the Registrant’s 2007 Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2007

Exhibit 4.2	Rights Agreement between the Registrant and Mellon Investor Services, LLC dated November 13, 2003 which includes the form of a rights certificate as Exhibit A and a shareholder rights plan summary as Exhibit B incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form 8-A filed November 25, 2003

Exhibit 5.1	Opinion and Consent of McElroy, Deutsch, Mulvaney & Carpenter, LLP

Exhibit 23.1	Consent of KPMG LLP

Exhibit 23.2	Consent of McElroy, Deutsch, Mulvaney & Carpenter, LLP (included as part of Exhibit 5.1)

Exhibit 24.1	Power of Attorney (included on signature page of the Registration Statement)